Exhibit 10.40

LICENSE AGREEMENT

THIS AGREEMENT, dated for reference the 20th day of November, 2009 is made:

BETWEEN:

CHRONO NUTRACEUTICALS LLC, an Arizona limited liability company with a mailing address of 212 West Braeburn Dr., Phoenix AZ 85023

(“CN”)

AND:

SCOLR Pharma, Inc., a Delaware corporation with a mailing address at 19204 North Creek Parkway, Suite 100, Bothell, WA 98011.

(“SCOLR”)

WHEREAS:

A.	SCOLR is the developer and owner of various intellectual property rights related to the sustained, extended or timed release of certain pharmaceutical and dietary supplement products.

B.	SCOLR wishes to grant an exclusive license to CN to use SCOLR’s intellectual property with respect to the manufacture and sale of certain supplements for the human market in Canada and a non-exclusive license to use such intellectual property in the United States of America (the “Territories”);

C.	CN and SCOLR have agreed to enter into this Agreement authorising CN to use the Intellectual Property to manufacture, promote, market and sell the Products in the Territories and to support such Products, upon the terms and subject to the conditions set forth in this Agreement.

In consideration of the promises contained in this Agreement and of other consideration (the receipt and sufficiency of which is acknowledged by the parties hereto), the parties agree as follows:

1. INTERPRETATION

1.1	In this Agreement the following words and expressions shall, save where the context otherwise requires, have the following meanings:

“Customers”	means wholesale and retail purchasers of the Products;

“Intellectual Property”	means the patents, patent applications and Trademarks owned by SCOLR identified in Exhibit A of this Agreement, and any confidential technical or proprietary information and knowledge not generally known to the public, owned by SCOLR, whether or not patentable, that relates to the design, development, manufacture or use of any Product

“Net Sales”	means the gross amount invoiced by CN for the sale of Products in the Territories to its customers (or received by CN in the absence of an invoice), less state or federal sales or value added tax, if any, and any returns, discounts, rebates or allowances associated with such sales.

“Permitted Sublicensee”	means any person holding a valid sublicense granted by Licensee in accordance with the terms of this Agreement which authorizes such person to produce or sell the Products using the Intellectual Property;

“Product(s)”	means the dietary supplement products listed on Exhibit B incorporating the Intellectual Property owned by SCOLR;

“Term”	has the meaning given to it in section 6.1;

“Territories”	means CANADA and the UNITED STATES;

“Trademarks”	means any trademark or copyright, whether or not registered, used to represent or describe the Products and shall include, without limitation, those trade names, trademarks, service marks, trademark or service mark registrations, and pending applications for such registrations, registered or filed or which are or may hereafter be owned by CN and which are listed on Schedule B (as amended from time to time by CN to incorporate new Trademarks);

1.2	In this Agreement, save where there is an express provision to the contrary or where the context otherwise requires, any reference to:

1.2.1	a “person” shall be construed as a reference to any person, firm, company, corporation, government, state or agency of a state or any association or partnership (whether or not having separate legal personality) or two or more of the foregoing;

1.2.2	words importing the masculine, feminine or neuter gender shall be interpreted to include all gender and words in the singular include the plural and vice versa, unless the context requires otherwise;

1.2.3	a section, sub-section or Schedule shall be construed as a section or sub-section of or Schedule to this Agreement and the Schedules shall form part of and are deemed to be incorporated into this Agreement; and

1.2.4	unless otherwise defined, all dollar amounts refer to the currency of the United States of America.

2. GRANT OF LICENSE

2.1	Subject to the terms of this Agreement, SCOLR hereby grants to CN, during the Term of this Agreement, the EXCLUSIVE right, license and privilege to:

2.1.1	use the Intellectual Property to make, have made, manufacture, distribute, market and sell all of the Products listed in exhibit B within CANADA; and

2.1.2	grant sublicenses to Permitted Sublicensees to use any or all of the Intellectual Property for the purpose of making, manufacturing, distributing, marketing or selling all of the Products listed in exhibit B within CANADA.

For greater certainty, the Intellectual Property for which CN has rights under this Agreement shall not be used by CN for the manufacture, use or sale of any product other than the Products or for any purpose specified in this Agreement.

2.2	Subject to the terms of this Agreement, SCOLR hereby grants to CN, during the Term of this Agreement, the NON-EXCLUSIVE right, license and privilege to:

2.2.1	use the Intellectual Property to make, have made, manufacture, distribute, market and sell Products 3 and 4 as listed in exhibit B within the UNITED STATES OF AMERICA;

2.2.2	CN, shall not have the right, license or privilege to grant sublicenses within the UNITED STATES OF AMERICA.

2.3	CN shall have the right to grant one or more sublicenses to Permitted Sublicensees for the manufacture, use, distribution, marketing and sale of the Products using the Intellectual Property within CANADA only pursuant to the terms hereof; provided that CN obtains the prior written consent (which shall not be unreasonably withheld) of SCOLR. CN shall in each case enter into a sublicensing agreement with respect to the license of the Intellectual Property (a copy of which agreement shall be provided to SCOLR at least 10 days prior to the execution thereof) with the Permitted Sublicensee on the following terms and conditions:

2.3.1	the terms and conditions of such sublicensing agreement, and in particular the covenants and obligations of the Permitted Sublicensee contained in the sublicensing agreement with respect to the protection of the proprietary nature of the Intellectual Property, rights of assignment, sublicensing and confidentiality, are substantially similar to or provide greater protection than the equivalent covenants and obligations of CN under this Agreement;

2.3.2	the granting of such sublicense to a Permitted Sublicensee shall not release or discharge CN from any of its covenants or obligations under this Agreement; and

2.3.3	the sublicensing agreement will automatically terminate upon the termination of this Agreement.

3. OBLIGATIONS OF CN

3.1	CN agrees that it shall not promote, distribute, market, or sell any of the Products outside the Territories.

3.2	CN agrees to use its best efforts to promote, market, distribute, sell, and support the Products within the Territories and offer the Products to Customers and potential Customers, all with a view to developing the product market and consistently increasing sales volume. Without limiting the generality of the foregoing, such promotion, marketing, distribution, sales and support shall include the following:

3.2.1	the implementation of promotional programs for the Product, including any and all advertising programs;

3.2.2	the distribution, through electronic or print media, of marketing materials; and

3.2.3	customer service support including addressing customer-related problems.

3.3	Subject to the terms of this Agreement, CN shall pay all costs associated with the manufacture, promotion, marketing, distribution and sale of the Products in the Territories, including, without limitation, mass production and distribution of sales aids, advertising, taxes, import/export duties and fees, other regulatory fees and shipping costs.

3.4	The relationship between CN and SCOLR under this Agreement is that of independent contractors. Neither party nor its respective officers, employees or agents are granted by this Agreement, or otherwise, any express or implied right or authority to assume or create any obligation or responsibility of any kind, express or implied, on behalf of or in the name of the other party or to bind the other party to any contract, commitment or agreement or in any other way whatsoever or to make any representation on the other’s behalf. This Agreement shall not be construed as constituting either party as the partner or joint venturer of the other nor to create any form of legal association, which would impose liability upon one party for the acts or failure to act of the other.

3.5	CN shall not, without SCOLR’s prior written approval, directly or indirectly, engage in the promotion, distribution, sale or marketing of any product(s) competitive with the Products in the Territories. For purposes of this provision, the term “competitive” shall mean dietary controlled release supplemental products with the same active ingredients as those defined on Exhibit “B” hereto and made a part hereof by this reference.

3.6	CN shall obtain and maintain product liability insurance with a reputable and financially secure insurance carrier(s) to cover its activities under this Agreement and shall provide SCOLR with a certificate evidencing such insurance upon request. Such insurance shall name SCOLR as a co-insured party and shall be maintained in force for the duration of the license granted pursuant to the terms of this Agreement.

4. OBLIGATIONS OF SCOLR

4.1	SCOLR shall provide CN with all technical data and information relating to its technology for marketing and promotional materials related to the marketing, promotion and sale of the Products in the Territories so as to educate wholesale, retail and consumers on the benefits of SCOLR’s technology in CN’s Products. The cost incurred in the development and preparation of such marketing materials, including any and all advertising programs, shall be the responsibility of CN. For greater certainty, CN shall also be responsible for the cost associated with the use and distribution of the marketing materials.

4.2	At the request of CN, SCOLR may help CN develop new products using the Intellectual property, from time to time as CN desires to add other formulations using SCOLR’s intellectual property to its line of Products subject to agreement between the parties as to the feasibility of the proposed Products. SCOLR agrees to add additional dietary supplement previously developed by SCOLR to the Products included in this Agreement upon payment of $125,000, of which $62,500 shall be immediately payable and the remaining $62,500 shall be payable in 180 days from the date such Product is added to this Agreement. In the event SCOLR agrees to develop a new Product requested by CN, CN shall pay a fee of $125,000, of which $62,500 shall be paid upon acceptance by SCOLR and be non-refundable, and the remaining $62,500 shall be due and payable 180 days after the final formulation is provided to CN by SCOLR. .

5. TRADEMARKS

5.1	SCOLR shall not, directly or indirectly, take any other action which may adversely affect CN’s right, title or interest in or to any of the formulae underlying the Products or in the Trademarks.

5.2	Nothing herein shall give CN any ownership right, title or interest in or to any of the Intellectual Property related to the Products. CN acknowledges the validity of SCOLR’s ownership rights in the Intellectual Property. Likewise, SCOLR acknowledges CN’s rights as the owner of its brand names and trademarks.

5.3	The provisions of this section 5 shall survive the expiration or termination of this Agreement.

6. TERM

6.1	This Agreement shall commence on date hereof and shall continue until the tenth anniversary of the date hereof (the “Term”). Unless terminated otherwise in accordance with this Agreement, the Term shall automatically be renewed for an additional five year terms; provided that all payments are current in accordance with the terms hereof.

7. PAYMENTS

7.1	In consideration of the rights and licenses granted by SCOLR to CN, CN shall:

7.1.1	pay SCOLR an exclusive license fee of $25,000 USD upon execution of this Agreement; and

7.1.2	a further $87,500 USD once submission numbers for the Products are obtained from the Natural Products Directorate of Canada clearing the Products for sale in CANADA; provided that such amount shall be paid to SCOLR not later than January 31, 2010; and

7.1.3	a further $87,500USD upon receipt of regulatory approval from the Directorate of Canada; provided that such amount shall be paid not later than April 30, 2010; and

7.1.4	during the Term, CN will pay to SCOLR, each quarter, royalties of 10% of Net Sales of the Products sold that utilize SCOLR’s intellectual property that CN sells in the Territories.

7.1.5	irrespective of the volume of the quarterly Net Sales experienced by CN, during the Term, CN shall pay SCOLR minimum royalties as follows:

(i)	January 1-March 31, 2010-$125,000 USD; provided that the minimum royalty for this period shall be prorated to commence on the date CN begins sales of at least two of the Products

(ii)	April 1-June 30, 2010-$125,000 USD

(iii)	July 1-September 30, 2010-$150,000 USD

(iv)	October 1-December 31, 2010-$150,000 USD

(v)	Quarterly during 2011-$210,000 USD

(vi)	Quarterly minimum royalties thereafter shall be negotiated and calculated based on production and sales at a minimum of $210,000 USD per quarter; provided, however that if SCOLR and CN do not agree on revised minimum royalties by November 30, 2011, SCOLR shall have the continuing option to terminate this Agreement at any time upon 90 days prior notice to CN.

Notwithstanding anything to the contrary contained in this Agreement, the payments specified in Sections 7.1.1 and 7.1.2 hereof shall be refunded by SCOLR in the event CN determines (in its reasonable discretion) within 90 days of the date of this Agreement that the Natural Products Directorate of Canada will not issue registration numbers or allow the sale of any two of the Products without unreasonable expense or burden on CN; provided that CN demands such refund and provides SCOLR with evidence of the Directorate’s objections to the registration or sale of the Products at the not later than 90 days of the date of the Agreement

8. RECORDS

8.1	CN shall at all times keep and maintain at its place of business as set out in this Agreement, accurate books, records, correspondence and data of all transactions pertaining to the Products and to this Agreement and shall at all times make available and permit SCOLR or its authorized representative to examine or take extracts or copies of same during normal business hours. All such books, records, correspondence and data shall be retained by CN during the term of this Agreement and for a period of three years after the date of termination of this Agreement, after which SCOLR’s rights with respect to the examination of records shall cease.

8.2	CN will prepare and forward to SCOLR at the time of payment of each quarterly royalty amount, a detailed sales report which summarizes all sales of the Products during the month for which royalties are being paid.

9. WARRANTY AND INDEMNITY

9.1	SCOLR represents and warrants to CN that:

9.1.1	it is the sole owner or has exclusive rights to the Intellectual Property in the Territories and, as of the date of this Agreement there have been no claims made, pending or threatened against SCOLR asserting the invalidity or unenforceability of, or infringement of a third person’s right to, the Intellectual Property;

9.1.2	it has the necessary legal power and authority to enter into this Agreement and to perform its obligations hereunder;

9.1.3	that, as of the date of the Agreement and to the best of its knowledge, the Intellectual Property does not infringe the intellectual property rights of any third person within the Territories; and

9.1.4	that, as of the date of this Agreement, it has not granted to any third person any rights in and to the Intellectual Property in the Territories.

9.2	In no event shall either party be liable to the other for any special or indirect damages, however caused or arising, whether by way of breach of warranty, negligence or otherwise.

9.3	CN shall indemnify, defend and hold SCOLR, its employees, directors, officers, representatives, agents and successors and assigns (collectively the “SCOLR Indemnitees”) harmless from and against any and all claims, damages, expenses and costs:

9.3.1	arising from or attributable to the negligence or wilfulness misconduct of CN and its respective directors, officers, agents or employees in connection with or in relation to the subject matter of this Agreement;

9.3.2	caused as a result of a material breach by CN of any term of this Agreement; or

9.3.3	arising out of the manufacture, use or sale of the Products by CN or its Permitted Sublicensees;

except if such claims are the direct result of the negligence or wilful misconduct of any one or more SCOLR Indemnitees or are a direct result of any third party claim with respect to the ownership or the rights in and to the Intellectual Property.

9.4	SCOLR shall indemnify, defend and hold CN, its employees, directors, officers, representatives, agents, and successors and assigns (collectively, the “CN Indemnitees”) harmless from and against any and all actions, damages, expenses and costs arising from a claim that any of the Intellectual Property infringes the copyright, trade-mark, service mark, trade name, patent or other intellectual property right of any third person.

9.4.1	SCOLR shall further indemnify, defend and hold CN, its employees, directors, officers, representatives, agents, and successors and assigns (collectively, the “CN Indemnitees”) harmless from and against any and all actions, damages, expenses and costs arising from or attributable to the negligence or wilful misconduct of SCOLR and its respective directors, officers, agents or employees in connection with or in relation to the manufacture, use or sale of the Intellectual Property by SCOLR and the subject matter of this Agreement

9.5	Neither party shall be liable for any failure or delay in performance hereunder if such failure or delay in performance hereunder is due, in whole or in part, to force majeure or any cause beyond its reasonable control.

9.6	The provisions of this section 9 shall survive the expiration or termination of this Agreement.

10. CONFIDENTIALITY

10.1	In the case of any information classified by one party as being confidential which shall come into the possession of the other party, the other party shall keep all such information confidential and shall not use, disclose or make available that information or any part thereof to any person except for the sole purpose of implementing this Agreement. Information deemed to be confidential shall include but not be limited to information relating to sales, Customers, potential Customers, potential new products, product documentation including formulae, manufacturing processes, and all other information, literature and materials not ordinarily disclosed to the public.

10.2	The provisions of sub-section 10.1 shall not apply to any information which is in the public domain, or which is already known by the party to whom it is disclosed prior to its disclosure by the other party or to information disclosed to either party by a third party where that third party was not bound by an obligation of confidentiality.

10.3	Each party shall take such steps as are necessary to impose, and to ensure compliance with, the obligations of confidentiality set forth in this Agreement, upon its directors, officers, employees, Permitted Sublicensees and, if applicable, Customers or potential Customers to whom it markets the Products and to whom it has provided access to confidential information.

10.4	Sub-sections 10.1 to 10.3 inclusive shall remain in full force and effect notwithstanding the expiration or termination of this Agreement for any reason.

11. TERMINATION

11.1	This Agreement may be terminated in any of the following events:

11.1.1	in the event of default by either party of any of its respective undertakings or obligations under this Agreement upon written notice being given by the other party, provided however that:

(i)	if the default is CN’s failure to pay any monies when due, CN shall have 10 days to remedy such default; or

(ii)	if the default is any other failure to perform the obligations under this Agreement, and the default is capable of remedy, the party alleged to be in default shall have thirty (30) days to remedy such default to the satisfaction of the non-defaulting party after written notice thereof has been given to such party;

11.1.2	in the event that either party ceases to carry on business, makes an assignment for the benefit of its creditors, attachment or foreclosure proceedings are commenced or entered into against either party, a receiver or administrative receiver is appointed over any property of either party, or bankruptcy or insolvency proceedings are instituted by or against either party, then immediately upon written notice being given by the other party;

11.1.3	in the event of any force majeure event that prohibits or limits a party from meeting its obligations hereunder where such force majeure event lasts for more than two months, then immediately upon written notice being given by either party; or

11.1.4	during the first 12 months of the Term, CN may terminate this Agreement upon 30 days advance written notice to SCOLR without further liability or obligation to CN.

11.1.5	In the event that CN sales in the UNITED STATES fail to exceed TWO MILLION DOLLARS ($2,000,000) per year commencing in 2011, SCOLR shall have the right to terminate the non-exclusive UNITED STATES license upon 90 days written notice to CN.

11.1.6	SCOLR shall have the right to terminate this Agreement in accordance with Section 7.1.5(vi)

11.2	Upon expiration or termination of this Agreement for any reason all of the rights of CN hereunder to manufacture, promote, market, sell, distribute and support the Products using the intellectual property of SCOLR shall automatically terminate and CN shall return to SCOLR, any and all documentation relating to the Intellectual Property and all other information of SCOLR in any form in CN’s possession or under its control and CN shall certify to SCOLR that it has retained no copies thereof. Notwithstanding the foregoing, CN shall be at liberty to sell any remaining inventory of Products it possesses or has ordered from its manufacturers, on the terms of this Agreement for an additional period of 6 months following such expiration or termination.

11.3	Expiration or termination of this Agreement, whether under this section 11 or otherwise, shall be without prejudice to any rights and obligations of either party which have accrued due at the date of such termination.

12. REGULATORY APPROVAL PROCESS

12.1	CN will pursue the process of approval for the import or manufacture of the product in the Territories at CN’s sole expense.

12.2	CN shall use its best efforts to seek, import or manufacturing approval as required in the Territories and shall provide SCOLR with updates on the status of such process upon request.

12.3	SCOLR shall assist CN in fulfilling its obligation under this section 13 upon request, at CN’s expense.

12.4	SCOLR will provide CN with any technical data and support as may be required by regulatory authorities to promote and market the Products in the Territories; provided that CN shall reimburse SCOLR for any out-of-pocket costs associated with providing such information.

13. QUALITY CONTROL MEASURES

13.1	CN agrees that the manufacturing of the Product shall be carried out by manufacturers specializing in the manufacture and packaging of pharmaceutical and health care products and that the engagement of any such manufacturer shall be subject to the prior approval of SCOLR, not to be unreasonably withheld.

13.2	CN agrees that all ingredients to be used in the manufacture of the Product shall comply with all applicable industry standards. All quality control and testing procedures employed by CN in the manufacture of the Products shall be strictly adhered to regardless of whether the Products are manufactured in Canada, U.S or elsewhere.

13.3	CN shall comply with all applicable laws, rules and regulations in performing its obligations under this Agreement.

14. APPLICABLE LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of Washington and the laws of the United States applicable therein and the parties hereby agree to submit to the exclusive jurisdiction of the courts of the State of Washington.

15. NOTICES

15.1	Any notice, consent or communication required to be given to either party under this Agreement shall be sent to the following addresses:

If to CN:

Chrono Nutraceuticals, LLC.

Attn: James Stewart, President

212 West Braeburn

Phoenix, Arizona 85023

(602) 595-7168 (fax)

If to SCOLR:

SCOLR Pharma, Inc.

Attn: Stephen J. Turner, President

19204 North Creek Pkwy, Suite 100

Bothell, Washington 98011

U.S.A.

(425) 368-1051 (fax)

15.2	Any and all notices shall be in writing and in the English language and shall be delivered personally, or sent by first class registered mail (postage paid), or by fax transmission to the other party at its address as set out above, or to such other address as either party may by written notice designate to the other. Any such notice shall be deemed to have been received by the party to whom it is addressed:

(i)	immediately in the case of personal delivery;

(ii)	one business day after the notice was sent in the case of notice given by fax transmission; and

(iii)	48 hours after posting in the case of notices sent by mail.

15.3	Any payments required to be made pursuant to this Agreement shall be made as instructed in writing by the party receiving such payment.

16. ASSIGNMENT

This Agreement may not be assigned by CN without the prior written consent of SCOLR, not to be unreasonably withheld, except in the case of an assignment by CN to an affiliate, which shall be upon prior written notice to SCOLR. Any purported assignment in violation of this section shall be void.

17. MISCELLANEOUS

17.1	Whenever possible, each provision of this Agreement and each related document shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement or any related document shall be prohibited under applicable law, such provision shall be ineffective only to the extent of such prohibition without invalidating the remainder of such provision or the remaining provisions of this Agreement or such related document.

17.2	Each party will give its full co-operation to the other in achieving and fulfilling the terms of this Agreement and, to that end, each party shall give all consents and information and execute all such documents as may be reasonably required to so fulfil and achieve these purposes, including such as may be required by governmental laws or regulations.

17.3	Any modification or amendment of any provision of this Agreement must be in writing and signed by an authorized signatory of each of the parties.

17.4	Failure by any party at any time to require the performance of any provision of this Agreement shall not affect the rights of such party to require, at its option, full performance thereof at any time thereafter and the waiver by any party of any breach of any provision of this Agreement shall not be taken or held to be a waiver of subsequent breaches thereof or as nullifying the effectiveness of such provision or in any way prejudicing such party’s rights hereunder.

17.5	This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

17.6	The headings contained in this Agreement are included for convenience only and form no part of the agreement between the parties hereto.

17.7	If any legal action is brought to enforce this Agreement, the prevailing party shall be entitled to receive its reasonable legal fees and court costs in addition to any other relief it may receive.

17.8	This Agreement shall be binding on the successors and permitted assigns of both SCOLR and CN.

17.9	This Agreement constitutes and expresses the entire agreement and understanding between the parties hereto in respect of the matters referred to herein, and supersedes any prior negotiations or agreements in such regard.

IN WITNESS whereof this Agreement has been duly entered into the day and year first written above.

CHRONO NUTRACEUTICALS LLC.

By:	/s/ James Stewart
James Stewart, President

SCOLR PHARMA, INC.

By:	/s/ Stephen J. Turner
Stephen J. Turner, President

Exhibit A

Intellectual Property

Patents
1.	Canadian Patent No. 2,323,102 (Monolithic Tablet for Controlled Drug Release)
2.	Canadian Patent No. 2,459,014 (Amino Acid Modulated Extended Release Dosage Form)

Trademarks
1.	Canadian Application No. 1370792 (CDT Controlled Delivery Technology and Design)
2.	Canadian Application No. 1370798 (CDT)
3.	Canadian Application No. 1370799 (SCOLR)
4.	Canadian Application No. 1101441/Registration No. TMA584388 (CDT)
5.	Canadian Application No. 1199169 (CDT Controlled Delivery Technology and Design)

Exhibit B

Products

1.	Glucosamine/Chondroitin	(24 hour)
2.	Calcium (600 mg) with Vitamin D (500 IU)	(24 hour)
3.	Vitamin C mineral ascorbate (500 mg of Ascorbic Acid)	(12 hour)
4.	Glucosamine/Chondroitin/Boswellia Serrata/Hyaluronic Acid	(12 hour)